NEWS RELEASE

For Immediate Release
Date: August 11, 2008

FHLB Des Moines Announces Second Quarter 2008 Financial Results
and Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today released unaudited financial results for the second quarter ended June 30, 2008 and announced a quarterly dividend at an annualized rate of 4.00% payable on August 15, 2008. The dividend to be paid is based on the average capital stock balance held by its members during the second quarter. This dividend rate compares with average three month LIBOR of 2.75% for the second quarter of 2008.

Net income was $47.9 million for the three months ended June 30, 2008, compared with $23.1 million for the same period in 2007, an increase of $24.8 million or 107 percent. The increase in net income was primarily due to an increase in net interest income which increased to $73.0 million for the three months ended June 30, 2008 compared with $39.2 million for the same period in 2007. Net income for the first six months of 2008 totaled $79.3 million compared to $43.4 million for the same period of 2007. FHLB Des Moines’ earnings performance continued to be influenced by the favorable borrowing costs available to the FHLBank System during the current market environment, attractive interest spreads on high quality agency mortgage-backed investments and income from the increase in the volume of advances to our members.

Total assets increased to $70.8 billion at June 30, 2008, compared to $60.7 billion at December 31, 2007. The advances portfolio increased from $40.4 billion on December 31, 2007 to $46.0 billion at June 30, 2008. The increase in advances was primarily due to our members’ need for liquidity during the recent market conditions.

Capital stock increased from $2.7 billion at December 31, 2007 to $3.0 billion at June 30, 2008. FHLB Des Moines had retained earnings of $388.4 million at June 30, 2008 compared to $361.3 million at December 31, 2007.

The Bank’s dividend level may not be sustainable long-term if interest rates remain at or decline from current levels or if the Bank’s assets shrink and spreads narrow as market conditions stabilize. The dividend level depends on the percentage of net income the Bank pays out in dividends and is also a function of the desired level of retained earnings.

Additional financial information is available in the FHLB Des Moines’ 2008 Second Quarter Report, Form 10-Q, at www.fhlbdm.com or www.sec.gov.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

	June 30,	December 31,	June 30,
Statements of Condition (dollars in millions)	2008	2007	2007
Advances	$46,002	$40,412	$22,627
Mortgage loans, net	10,583	10,802	11,225
Total Assets	70,838	60,736	46,865
Capital Stock – Class B Putable	3,016	2,717	1,948
Retained Earnings	388	361	347
Capital-to-Asset Ratio	4.72%	5.03%	4.88%

	For the quarter	For the quarter
Operating Results and Performance	ended	ended	Six months ended	Six months ended
Ratios (dollars in millions)	June 30,2008	June 30, 2007	June 30, 2008	June 30, 2007

Net Interest Income	$73.0	$39.2	$137.7	$77.4
Net Income	$47.9	$23.1	$79.3	$43.4
Return on Average Assets	0.27%	0.20%	0.24%	0.20%
Return on Average Capital Stock	6.37%	4.82%	5.59%	4.57%
Return on Average Total Capital	5.79%	4.09%	5.03%	3.86%
Net Interest Margin	0.42%	0.34%	0.42%	0.35%
Operating Expenses to Average Assets	0.06%	0.08%	0.06%	0.09%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 2007 Annual Report on Form 10-K filed March 14, 2008 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.